Exhibit 10.4

EXECUTIVE SEVERANCE AGREEMENT

August 6, 2008

Scott C. Grout
9137 NW McKenna Drive Portland, OR 97229	Executive

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway Hillsboro, OR 97124	the Company

1. Employment Relationship. Executive is currently employed by the Company as President and Chief Executive Officer. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”) and deliver it to the Company. Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Executive’s active employment. Executive shall forfeit the severance benefits outlined in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims.

3. Additional Compensation Upon Involuntary Termination.

3.1 Involuntary Termination. In the event of a Termination of Executive’s Employment (as defined in Section 5.1) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3), and contingent upon Executive’s execution of the Release of Claims without revocation and compliance with Section 8, Executive shall be entitled to the following benefits:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a lump sum, an amount equal to twelve (12) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination. Severance pay that is payable under this Agreement shall be paid to Executive within 5 days following the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims, and no later than two and one-half months following the last day of the calendar year of the Termination of Executive’s Employment. Notwithstanding the foregoing, if at the time of payment any portion of such severance pay cannot be characterized as a “short term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or as otherwise exempt from the provisions of Code Section 409A, then such portion of the severance pay shall be delayed until the date that is the earlier to occur of (i) Executive’s death or (ii) the date that is six months and one day following the date of the Termination of Executive’s Employment.

(b) As an additional severance benefit, the Company will provide Executive with up to twelve (12) months of continued coverage pursuant to COBRA under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Termination of Executive’s Employment and to the extent that Executive elects to continue coverage during such 12-month period.

(c) The Company shall pay Executive his stock-based incentive compensation plan payout under the RadiSys Corporation Long Term Incentive Plan pursuant to the terms of and within the periods specified in the Long Term Incentive Plan and shall pay Executive his stock-based incentive compensation plan payout under each other stock-based incentive compensation plan maintained by the Company pursuant to the terms of and within the periods specified in each such other stock-based incentive compensation plan that may then be applicable. The Company shall also pay Executive his cash-based incentive compensation plan payout earned but not yet received under each cash-based incentive compensation plan maintained by the Company, if any, for any performance period completed prior to the Termination of Executive’s Employment, and, in addition, the Company shall pay Executive his cash-based incentive compensation plan payout for any then current performance period under each such cash-based incentive compensation plan, pro-rated through the date of the Termination of Executive’s Employment. The amounts described in the preceding sentence, if any, shall be paid on the date Executive would otherwise have received each such payment if his employment had not been terminated and, in any event, no later than two and one-half months following the last day of the calendar year for which the cash-based incentive compensation plan payout was earned.

(d) As an additional severance benefit, the Company will promptly (and in any event within five business days after a request by Executive therefore) either pay or reimburse Executive for the costs and expenses of any executive outplacement firm selected by Executive; provided, however, that the Company’s liability hereunder shall be limited to the first $25,000 of such expenses incurred by Executive and provided further, that any payment under this Section 3.1(d) must be received by Executive prior to the end of the second calendar year following the calendar year in which the Termination of Executive’s Employment occurs. Executive shall provide the Company with reasonable documentation of the occurrence of such outplacement costs and expenses.

4. Withholding; Subsequent Employment.

4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

4.2 Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5. Definitions.

5.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that the Company has terminated Executive’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3). A Termination of Executive’s Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A.

5.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Company’s Board of Directors (the “Board”) which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

5.3 Disability. “Disability” means Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties. This Agreement does not apply if the Executive is terminated due to Disability.

6. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

7. Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the termination of Executive’s employment with the Company under the conditions described in Section 3, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the third and fourth sentences of the ninth paragraph of the offer letter from the Company to Executive dated September 16, 2002, as amended effective September 18, 2002 and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement; provided, however, this Agreement does not supersede or replace the Amended and Restated Executive Change of Control Agreement by and between Executive and the Company dated February 27, 2007.

8. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance pay or other benefits will be paid until after such resignation(s) are provided.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

10. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.

11. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

12. Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A; provided, however, that if this Agreement and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto.

RADISYS CORPORATION

By:	/s/ Brian Bronson	/s/ Scott C. Grout
	Brian Bronson	Scott C. Grout
Chief Financial Officer